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                                                                   EXHIBIT 99(1)

        Frank Biondi, Jr. Joins Harrah's Entertainment Board Of Directors

         LAS VEGAS, May 3, 2002 - Harrah's Entertainment, Inc. (NYSE:HET) announced today that Frank J. Biondi Jr., Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media, has been appointed to serve on the Harrah's Entertainment Board of Directors, subject to regulatory approvals.

         Biondi previously served as chairman and chief executive officer of Universal Studios and was a director of The Seagram Company Ltd. He is former president, CEO and a director of Viacom, Inc., and ex-chairman and CEO of Coca-Cola Television. Earlier in his career, Biondi was chairman and CEO of Home Box Office, Inc.

         Biondi is a director of The Bank of New York; Amgen, Inc.; Hasbro, Inc.; Vail Resorts, Inc; The Museum of Television and Radio, and The International Tennis Hall of Fame. He is a founding member of the University of Southern California's Board of Councilors of the School of Cinema-Television and is on the board of advisors for The Annenberg School for Communications at USC. He received a B.A. from Princeton University and M.B.A. from Harvard University Graduate School of Business Administration.

         "We are very pleased that Frank has joined our board," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer. "His vision, energy and experience as the top executive of leading entertainment companies will be invaluable to Harrah's Entertainment."

         Biondi is one of nine outside directors on the 11-member Harrah's board. Satre and Gary Loveman, Harrah's Entertainment President and Chief Operating Officer, are the two company representatives on the board.

         Founded in 1937, Harrah's Entertainment, Inc. operates 25 casinos in the United States, primarily under the Harrah's brand name. Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technological leadership. More information about Harrah's Entertainment is available on the company's Web site, WWW.HARRAHS.COM.